Exhibit 99.1

MDRNA, Inc. Receives Full FDA Approval of Generic Calcitonin-Salmon Nasal Spray for
Osteoporosis

- Par Pharmaceutical Companies, Inc. launches product -

BOTHELL, Wash., June 9, 2009 – MDRNA, Inc. (Nasdaq: MRNA) announced today that it has obtained full U.S. Food and Drug Administration (FDA) approval of its Abbreviated New Drug Application (ANDA) for generic calcitonin-salmon nasal spray for the treatment of osteoporosis and that Par Pharmaceutical Companies, Inc. (NYSE: PAR) has launched the product.

Calcitonin-salmon nasal spray, a legacy product developed by MDRNA in the early 2000s, is the generic equivalent of Miacalcin® nasal spray, marketed by Novartis Pharmaceuticals Corporation. U.S. sales of Miacalcin® were approximately $112 million in 2008, according to IMS Health data.

On March 31, 2009, MDRNA and Par entered into an agreement under which Par acquired the Company’s Abbreviated New Drug Application (ANDA) for generic calcitonin-salmon nasal spray and the Company’s FDA-approved, cGMP manufacturing facility in Hauppauge, New York, for an upfront cash payment and profit sharing on commercial sales for five years.

“We are pleased that generic calcitonin-salmon nasal spray has received full FDA approval and has been launched by Par,” stated J. Michael French, President and CEO of MDRNA. “Revenue generated from the sale of calcitonin-salmon by Par will provide us with working capital to help advance our RNAi programs. I thank the team at MDRNA and Par for their superb efforts to bring this product to market.”

For additional product information, please visit www.parpharm.com/products.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health by combining novel RNAi-based compounds and proprietary peptide- and liposomal-based drug delivery technologies to provide superior therapeutic options. Our multi-disciplinary portfolio of capabilities includes molecular biology, cellular biology, formulation expertise, peptide and alkylated amino acid chemistry, pharmacology, toxicology and bioinformatics. We are applying this expertise to a single, integrated drug discovery platform that will be the engine for our clinical pipeline and a versatile platform for establishing broad therapeutic partnerships. We are also building on new technologies, such as UsiRNAs that incorporate the non-nucleotide moiety Unlocked Nucleobase Analog (UNA) within the siRNA molecule, that we expect to lead to safer and more effective RNAi-based therapeutics. By combining broad expertise in siRNA science with proven delivery platforms and a strong and growing IP position, MDRNA is well positioned as a leading RNAi therapeutics company and value-added collaborator for our research partners. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

###

Contacts:

Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
mhaines@mdrnainc.com

McKinney|Chicago (Media)
Alan Zachary, (312) 944-6784 x 316 or
(708) 707-6834
azachary@mckinneychicago.com